Exhibit 107

Calculation of Filing Fee Table

Form S-1

Maze Therapeutics, Inc.

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	—	—	$100,000,000	$0.00015310	$15,310.00

	Total Offering Amounts					$100,000,000		$15,310.00

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$15,310.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.